Exhibit 5.1

Adam S. Tracy, Esq.

Securities Compliance Group, Ltd.

800 W. Fifth Ave. Suite 201a

Naperville, IL 60563

Tel. (888) 978.9901

NL One Corporation

780 Reservoir Avenue #123

Cranston, RI 02910

Re: Registration Statement on Form S-1 for common shares of NL One Corporation

Gentlemen:

At your request, I have examined Registration Statement No. __________, which is being filed with the Securities and Exchange Commission on Form S-1 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended of up to 134,000,00 shares of the common stock of NL One Corporation, an entity organized under the laws of the State of Nevada (the “Issuer”). I am an attorney licensed to practice law before the Supreme Court of Illinois, various United States District Courts and the United States Tax Court. Moreover, I have not been prohibited or otherwise enjoined from practicing before the Securities and Exchange Commission.

In connection with the opinions contained herein, I have reviewed applicable state and federal laws, rules and regulations, including, specifically, the Nevada Corporations Code. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. My examination was limited to the follow documents and not others:

a.	Articles of Incorporation of the Issuer, as amended to date;
b.	Bylaws of the Issuer, as amended to date; and
c.	Certified resolutions adopted by the Board of Directors of the Issuer authorizing the issuance of the stock

Based upon the foregoing, I am of the opinion that (a) the Issuer is duly organized and now existing under the laws of the State of Nevada; and (b) the shares of the Issuer’s common stock being registered under the Registration Statement, as issued, is and will be duly and validly authorized, fully paid and non-assessable.

I express no opinion as to compliance with any state Securities Act or “blue sky” laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. In rendering the opinions set forth above, I am opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

This opinion is intended solely for use in connection with the sale of shares of the common stock of the Issuer subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on my understanding of facts in existence as of such date after the aforementioned examination. I assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Yours very truly,

/s/ Adam S. Tracy

_________________________

Adam S. Tracy